UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

OPLINK COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0411346
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

46335 Landing Parkway, Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A amends and supplements the Registration Statement on Form 8-A originally filed by Oplink Communications, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on September 19, 2012 (the “Form 8-A”). On September 13, 2012, the Board of Directors (the “Board”) of the Company adopted a stockholder rights plan, as set forth in the Rights Agreement (the “Rights Agreement”), dated as of September 18, 2012, between the Company and Computershare Shareowner Services LLC, as the Rights Agent (the “Rights Agent”). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Rights Agreement.

ITEM 1. DESCRIPTION OF SECURITIES TO BE REGISTERED

Item 1 of the Form 8-A is amended and supplemented by adding the following:

Amendment to Rights Agreement

On November 18, 2014, the Company and the Rights Agent executed the First Amendment to Rights Agreement (the “Rights Amendment”) in connection with the execution and delivery of the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Koch Industries, Inc., a Kansas corporation (the “Parent”), and Koch Optics, Inc., a wholly-owned subsidiary of the Parent (“Purchaser”), pursuant to which Purchaser will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. The primary purpose of the Rights Amendment is to render the Rights Agreement inapplicable to the Merger Agreement and to each tender and support agreement entered into between a director of the Company and Parent and Purchaser (the “Support Agreements”).

Specifically, the Rights Amendment, among other matters, ensures that none of the (a) approval, execution, delivery or performance of the Merger Agreement or the Support Agreements or (b) consummation prior to the termination of the Merger Agreement of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or Support Agreements shall:

(a) result in a Shares Acquisition Date, a Distribution Date or in any way permit any Rights to be exercised pursuant to Section 7 of the Rights Agreement, or otherwise for consideration, or exchanged pursuant to Section 24 of the Rights Agreement;

(b) constitute an event described in Section 11(a)(ii) or Section 13 of the Rights Agreement;

(c) cause any of Purchaser, Parent or their respective affiliates or associates (each, an “Exempt Person”) to be deemed to be an “Acquiring Person” for any purpose in the Rights Agreement; or

(d) cause any officer, director or employee of any Exempt Person to be deemed to be, solely by reason of such Person’s status or authority as such, the “Beneficial Owner” of or to “beneficially own” any securities that are “beneficially owned” by an Exempt Person, including in a fiduciary capacity.

The foregoing summary of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the First Amendment to Rights Agreement, which is filed hereto as Exhibit 4.2 and incorporated herein by reference.

ITEM 2. EXHIBITS

Exhibit	Description
3.1

Certificate of Designations of Series A Junior Participating Preferred Stock of Oplink Communications, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on September 19, 2012).

4.1

Rights Agreement, dated as of September 18, 2012, between Oplink Communications, Inc. and Computershare Shareowner Services LLC, as Rights Agent, which includes the Form of Certificate of Designations, the Form of Rights Certificate, and the Summary of Rights attached thereto as Exhibits A, B and C, respectively (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on September 19, 2012).

4.2

First Amendment to Rights Agreement, dated as of November 18, 2014, between Oplink Communications, Inc. and Computershare Inc. (as successor to Computershare Shareowner Services LLC), as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on November 19, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

OPLINK COMMUNICATIONS, INC.

Date: November 19, 2014	By:	/s/ JOSEPH Y. LIU
		Name:	Joseph Y. Liu
		Title:	CEO

EXHIBIT INDEX

Exhibit	Description
3.1

Certificate of Designations of Series A Junior Participating Preferred Stock of Oplink Communications, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on September 19, 2012).

4.1

Rights Agreement, dated as of September 18, 2012, between Oplink Communications, Inc. and Computershare Shareowner Services LLC, as Rights Agent, which includes the Form of Certificate of Designations, the Form of Rights Certificate, and the Summary of Rights attached thereto as Exhibits A, B and C, respectively (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on September 19, 2012).

4.2

First Amendment to Rights Agreement, dated as of November 18, 2014, between Oplink Communications, Inc. and Computershare Inc. (as successor to Computershare Shareholder Services LLC), as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on November 19, 2014).